Exhibit 5.3
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
November 17, 2008
Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Post-Effective Amendment No. 1 to Registration Statement on Form S-3ASR
Ladies and Gentlemen:
     In connection with the post-effective amendment to the Registration Statement on Form S-3ASR (the “Registration Statement”) of Las Vegas Sands Corp., (the “Company”), and Las Vegas Sands, LLC (“LVS LLC”), filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the senior debt securities (the “Debt Securities”) and the guarantees of LVS LLC in respect thereof (the “Guarantees”) being registered under the Registration Statement.

     The Debt Securities and the Guarantees the (“Securities”) are being registered for offering and sale from time to time as provided by Rule 415 under the Act.
     The Debt Securities and the related Guarantees are to be issued under an indenture to be entered into by and among the Company, LVS LLC and U.S. Bank National Association, as trustee, the (“Indenture”).
     In connection with the furnishing of this opinion, we have examined original, or copies certified or otherwise identified to our satisfaction, of the following documents:
     1. the Registration Statement; and
     2. the form of Indenture attached as Exhibit 4.7 to the Registration Statement.

     In addition, we have examined such certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company and LVS LLC made in the documents reviewed by us and upon certificates of public officials and the officers of the Company and LVS LLC.
     In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.
     We have also assumed, without independent investigation, that (i) the Indenture will be duly authorized, executed and delivered by the parties to the Indenture in substantially the form filed as an exhibit to the Registration Statement and will be duly qualified under the Trust Indenture Act of 1939, as amended, (ii) each of the supplemental indentures and any other agreements entered into, or officer’s certificates or board resolutions delivered, in connection with the issuance of the Debt Securities and Guarantees will be duly authorized, executed and delivered by the parties to such agreements (such agreements and documents, together with the Indenture, are referred to collectively as the “Operative Agreements”), (iii) each Operative Agreement, when so authorized, executed and delivered, will be a valid and legally binding obligation of the parties thereto (other than the Company and LVS LLC), (iv) the Debt Securities, the Guarantees and any related Operative Agreements will be governed by the laws of the State of New York, (v) each of the Company and LVS LLC, is validly existing and in good standing under the laws of the State of Nevada, (vii) the Company and LVS LLC each have all necessary power and authority to execute and deliver, and perform their respective obligations under, the Operative Agreements, the Debt Securities, and the Guarantees, (viii) the execution, delivery and performance of the Operative Agreements, the Debt Securities, and the Guarantees by the Company and LVS LLC, as applicable, does not violate any organizational documents of the Company or LVS LLC or the laws of the State of Nevada or the gaming laws of any jurisdiction applicable to the Company or LVS LLC and (ix) the execution, delivery and performance of the Operative Agreements and the Debt Securities

and Guarantees and issuance of the Debt Securities and Guarantees do not conflict with or constitute a breach of the terms of any agreement or instrument to which the Company or LVS LLC is subject or violate applicable law or contravene any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or LVS LLC.
     With respect to the Debt Securities and Guarantees of a particular series or issuance, we have assumed that (i) the issuance, sale, number or amount, as the case may be, and terms of the Debt Securities and Guarantees to be offered from time to time will be duly authorized and established, in accordance with the organizational documents of the Company and LVS LLC, the laws of the State of Nevada, the gaming laws of any jurisdiction applicable to the Company and LVS LLC, and any applicable Operative Agreement, (ii) the Debt Securities and Guarantees will be duly authorized, executed, issued and delivered by the Company and LVS LLC, and duly authenticated or delivered by the trustee, in each case, against payment by the purchaser at the agreed-upon consideration, and (iii) the Debt Securities and Guarantees will be issued and delivered as contemplated by the Registration Statement and the applicable prospectus supplement.
     Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:
     1. When the specific terms of a particular issuance of Debt Securities have been duly authorized by the Company and LVS LLC and such Debt Securities have been duly executed, authenticated, issued and delivered, such Debt Securities will be valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
     2. When the specific terms of a particular issuance of Debt Securities and any related Guarantees have been duly authorized by the Company and LVS LLC and such Securities have been duly executed, authenticated, issued and delivered, such Guarantees will be valid and legally binding obligations of LVS LLC enforceable against LVS LLC in accordance with their terms.

     The opinions expressed above as to enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (iii) requirements that a claim with respect to any Securities in denominations other than in United States dollars (or a judgment denominated other than into United States dollars in respect of the claim) be converted into United States dollars at a rate of exchange prevailing on a date determined by applicable law.
     The opinions expressed above are limited to the laws of the State of New York. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.
     We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Act or the Rules.
Very truly yours,
/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP